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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                                     FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported):  June 7, 1996

                           ALL-COMM MEDIA CORPORATION
            -----------------------------------------------------------
                 (Exact name of Registrant as specified in charter)


     Nevada                         0-16730                       88-0085608
- ---------------                   -----------                   ---------------
(State or other                   (Commission                    (IRS Employer
jurisdiction of                   File Number)                   Identification
incorporation)                                                       Number)


                              400 Corporate Pointe
                                    Suite 780
                         Culver City, California 90230
                ------------------------------------------------
                    Address of Principal Executive Offices


Registrant's telephone number, including area code:   310/342-2800

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ITEM 5.  OTHER EVENTS.

On June 7, 1996, the Company completed the private placements with accredited investors of 6,200 shares of Series B Convertible Preferred Stock for $3,100,000 and $1,000,000 of Convertible Notes which mature on June 1, 1998.
The holders of the Convertible Preferred Stock are entitled to receive a dividend payable only on redemption or credited against conversion, which shall accrue at the rate of 6% per annum. The Convertible Preferred Stock is convertible, in whole or in part, at any time and from time to time until the second anniversary of the date of issuance, into common shares of the Company at the lesser of the price paid divided by $1.25, or 80% of the average closing sales price of the Company's Common Stock for the last five days prior to conversion, and is subject to certain restrictions, including automatic conversion in certain instances. The Convertible Preferred Stock not theretofore converted (including automatic conversion) is to be redeemed on the second anniversary of issuance. The Convertible Notes bear interest at 8% and are convertible into shares of Common Stock at a per share price equal to $6.00 per share. In addition, the Company issued warrants to preferred shareholders for 3,100,000 shares of Common Stock exercisable at $2.50 for three years, starting with and subject to the availability of shares following shareholder authorization of additional common shares. The Company issued warrants to purchasers of the Convertible Notes for 3,000,000 shares of Common Stock exercisable at $3.00 per share for three years, starting with and subject to the availability of shares following shareholder authorization of additional common shares.

In connection with the transaction, payment of approximately $2.0 million was made on long term obligations due to the seller of the Company's operating subsidiary, Stephen Dunn & Associates, Inc. ("SD&A"). The remaining $2.1 million of long term obligations are payable in 36 monthly principal payments of $58,333 plus interest at 8%, starting September 19, 1996. $800,000 was used to reacquire 10,000 shares of Series A Convertible Preferred Stock issued in a private placement on May 9, 1996. $425,000 of proceeds will be used to prepay additional consideration to the seller of SD&A which was contingent upon post-closing SD&A earnings and the remainder will be used for general corporate purposes.

Exhibits.

    10.7  Sample Series B Convertible Preferred Stock subscription agreement
    10.8  Sample Private Placement Purchase Agreement for Convertible Notes
    10.9 Letter from seller of SD&A agreeing to long term obligation payment and restructuring


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  ALL-COMM MEDIA CORPORATION


Date:  June 19, 1996              By:  /s/  Scott Anderson
                                       --------------------------
                                  Name:  Scott Anderson
                                  Title: Chief Financial Officer